As filed with the Securities and Exchange Commission on November 10, 2010

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

AUTOMATIC DATA PROCESSING, INC.
(Exact name of registrant as specified in its charter)

Delaware	22-1467904
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

One ADP Boulevard
Roseland, New Jersey 07068

(Address of Principal Executive Offices, Including Zip Code)

Automatic Data Processing, Inc. Amended and Restated Employees’ Savings–Stock Purchase Plan
(Full title of the plan)

Michael A. Bonarti, Esq.
Vice President, General Counsel and Secretary
Automatic Data Processing, Inc.
One ADP Boulevard
Roseland, New Jersey 07068
 (Name and address of agent for service)

(973) 974-5000
(Telephone number, including area code, of agent for service)

Copies to:

David S. Huntington, Esq.
Paul, Weiss, Rifkind, Wharton & Garrison LLP
1285 Avenue of the Americas
New York, New York 10019-6064
212-373-3000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of "large accelerated filer," "accelerated filer" and "smaller reporting company" in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐
(Do not check if a smaller reporting company.)

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered	Proposed maximum offering price per share	Proposed maximum aggregate offering price	Amount of registration fee
Common stock, par value $0.10 per share	5,000,000 (1)	$45.56(2)	$227,800,000(2)	$16,242.14

(1)
Pursuant to Rule 416 promulgated under the Securities Act of 1933, as amended (the "Securities Act"), this Registration Statement also covers an indeterminate number of additional shares that may be offered or issued by reason of certain corporate transactions or events, including any stock dividend, stock split or any other similar transaction effected which results in an increase in the number of shares of common stock.  The registrant has previously registered 60,000,000 shares that may be issued under the Automatic Data Processing, Inc. Amended and Restated Employees’ Savings–Stock Purchase Plan on Registration Statement Nos. 33-24987, 33-51979, 333-81725, and 333-110393.  The registration fees for the previously registered shares were paid at the time that such registration statements were filed.

(2)
Estimated solely for the purpose of computing the registration fee in accordance with Rules 457(c) and 457(h) under the Securities Act.  Pursuant to Rules 457(c) and 457(h) under the Securities Act, the proposed maximum aggregate offering price was determined based on the average of the high and low prices reported for Automatic Data Processing, Inc.’s common stock on the Nasdaq Global Select Market on November 4, 2010.

EXPLANATORY NOTE

Except as the context otherwise requires, references to “we,” “our,” the “Registrant,” and the “Company” are to Automatic Data Processing, Inc. and its consolidated subsidiaries.

The Company has prepared this Registration Statement on Form S-8 (the “Registration Statement”) in accordance with the requirements of Form S-8 under the Securities Act to register an additional 5,000,000 shares of its common stock, par value $0.10 per share (the “Common Stock”), reserved for issuance under the Automatic Data Processing, Inc. Amended and Restated Employees’ Savings-Stock Purchase Plan (the “Plan”).

The 5,000,000 shares of Common Stock being registered pursuant to this Registration Statement are additional securities of the same class as other securities for which a registration statement (No. 33-24987) on Form S-8 was filed with the Securities and Exchange Commission (the "Commission") on October 14, 1988, a registration statement (No. 33-51979) on Form S-8 was filed with the Commission on January 21, 1994, a registration statement (No. 333-81725) on Form S-8 was filed with the Commission on June 28, 1999, and a registration statement (No. 333-110393) on Form S-8 was filed with the Commission on November 12, 2003.  Upon effectiveness of this Registration Statement, a total of 65,000,000 shares of Common Stock issuable under the Plan will be registered.  Pursuant to General Instruction E to Form S-8, the contents of such earlier registration statements are incorporated by reference into this Registration Statement, except that the provisions contained in Part II of such earlier registration statements are modified as set forth in this Registration Statement.  Also pursuant to General Instruction E to Form S-8, the filing fee is being paid only with respect to the 5,000,000 shares of Common Stock not previously registered.

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents filed by the Company with the Commission are incorporated herein by reference:

1.	The Company’s Annual Report on Form 10-K for the fiscal year ended June 30, 2010.

2.	The Company’s Current Report on Form 8-K dated July 9, 2010.

3.	The Company's Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2010.

4.
The description of the Company’s Common Stock contained in its registration statement on Form 8-A/A under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), as filed with the Commission on October 20, 2008, including any amendment or report filed for the purpose of amending such description.

In addition, all reports and documents filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act (other than any portion of such filings that are furnished under applicable Commission rules rather than filed) subsequent to the date hereof and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents.

Any statement contained this Registration Statement, in an amendment hereto or in a document incorporated or deemed to be incorporated by reference herein and to be a part hereof shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained in this Registration Statement, or in any other subsequently filed amendment to this Registration Statement or in any document which also is or is deemed to be incorporated by reference in this Registration Statement, modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

The validity of the shares of Common Stock being registered pursuant hereto has been passed upon by Michael A. Bonarti, Esq., Vice President, General Counsel and Secretary of the Company.  Mr. Bonarti, a full-time employee of the Company, owns 11,599 shares of the Company’s Common Stock and holds options to purchase 63,625 shares of the Company’s Common Stock.

Item 6. Indemnification of Directors and Officers.

Section 145 of the General Corporation Law of the State of Delaware authorizes a corporation to indemnify its directors, officers, employees and agents against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement reasonably incurred, including liabilities under the Securities Act, provided they act in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal proceeding, had no reasonable cause to believe their conduct was unlawful, although in the case of proceedings brought by or on behalf of the corporation, such indemnification is limited to expenses and is not permitted if the individual is adjudged liable to the corporation (unless the Delaware Court of Chancery or the court in which such proceeding was brought determines otherwise in accordance with the General Corporation Law of the State of Delaware). Section 102 of the General Corporation Law of the State of Delaware authorizes a corporation to limit or eliminate its directors’ liability to the corporation or its stockholders for monetary damages for breaches of fiduciary duties, other than for (i) breaches of the duty of loyalty, (ii) acts or omissions not in good faith or that involve intentional misconduct or knowing violations of law, (iii) unlawful payments of dividends, stock purchases or redemptions or (iv) transactions from which a director derives an improper personal benefit. In addition, Section 145 of the General Corporation Law of the State of Delaware authorizes a corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation against any liability asserted against and incurred by such person in any such capacity, or arising out of such person’s status as such.

Article Fifth, Sections 3 and 4 of the Company’s Amended and Restated Certificate of Incorporation provide as follows:

“The Corporation shall indemnify all directors and officers of the Corporation to the full extent permitted by the General Corporation Law of the State of Delaware (and in particular Paragraph 145 thereof), as from time to time amended, and may purchase and maintain insurance on behalf of such directors and officers. In addition, the Corporation shall, in the manner and to the extent as the By-laws of the Corporation shall provide, indemnify to the full extent permitted by the General Corporation Law of the State of Delaware (and in particular Paragraph 145 thereof), as from time to time amended, such other persons as the By-laws shall provide, and may purchase and maintain insurance on behalf of such other persons.”

“A director of the Corporation shall not be held personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director; except for liability (i) for breach of the director’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the General Corporation Law of the State of Delaware, or (iv) for any transaction from which the director derived an improper personal benefit. Any repeal or modification of this paragraph by the stockholders of the Corporation shall not adversely affect any right or protection of any director of the Corporation existing at the time of, or for or with respect to any acts or omissions occurring prior to, such repeal or modification.”

Article 6, Section 6.01 of the Company’s Amended and Restated By-Laws provides as follows:

“Nature of Indemnity. The Corporation shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he or she is or was or has agreed to become a director or officer of the Corporation, or is or was serving or has agreed to serve at the request of the Corporation as a director or officer, of another corporation, partnership, joint venture, trust or other enterprise, or by reason of any action alleged to have been taken or omitted in such capacity, and may indemnify any person who was or is a party or is threatened to be made a party to such an action, suit or proceeding by reason of the fact that he or she is or was or has agreed to become an employee or agent of the Corporation, or is or was serving or has agreed to serve at the request of the Corporation as an employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him or her or on his or her behalf in connection with such action, suit or proceeding and any appeal therefrom, if he or she (x) acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the Corporation and, in the case of any such employee or agent, in a manner he or she reasonably believed to be not in violation of any policies or directives of the Corporation, and (y) with respect to any criminal action or proceeding had no reasonable cause to believe his or her conduct was unlawful; except that in the case of an action or suit by or in the right of the Corporation to procure a judgment in its favor (i) such indemnification shall be limited to expenses (including attorneys’ fees) actually and reasonably incurred by such person in the defense or settlement of such action or suit, and (ii) no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the Corporation unless and only to the extent that the Delaware Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Delaware Court of Chancery or such other court shall deem proper. The indemnification under this Section 6.01 shall apply to all directors and officers of the Corporation who sit on the boards of directors of non-profit corporations in keeping with the Corporation’s philosophy.”

“The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which he or she reasonably believed to be in or not opposed to the best interests of the Corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that his conduct was unlawful.”

As permitted by Section 145 of the General Corporation Law of the State of Delaware and the Company’s Amended and Restated Certificate of Incorporation and Amended and Restated By-Laws, the Company also maintains a directors and officers liability insurance policy which insures, subject to certain exclusions, deductibles and maximum amounts, directors and officers of the Company against damages, judgments, settlements and costs incurred by reason of certain acts committed by such persons in their capacities as directors and officers.

Item 7. Exemption From Registration Claimed.

Not applicable.

Item 8. Exhibits.

Exhibit Number	Description

3.1
Amended and Restated Certificate of Incorporation of the Company (incorporated by reference to Exhibit 3.1 to the Company’s Registration Statement No. 333-72023 on Form S-4 filed with the Commission on February 9, 1999)

3.2	Amended and Restated By-laws of the Company (incorporated by reference to Exhibit 3.2 to the Company’s Current Report on Form 8-K dated November 13, 2007)
4.1	Form of the Company’s Common Stock certificate (incorporated by reference to Exhibit 4.4 to Registrant’s Registration Statement on Form S-3 filed with the Commission on January 21, 1992)
5.1	Opinion of Michael A. Bonarti, Esq.

10.1
Amended and Restated Employees’ Savings-Stock Purchase Plan (incorporated by reference to Appendix A to the Proxy Statement for the Company’s 2010 Annual Meeting of Shareholders filed with the Commission on September 24, 2010)

23.1	Consent of Michael A. Bonarti, Esq. (included in Exhibit 5.1)
23.2	Consent of Deloitte & Touche LLP
24.1	Power of Attorney (included in the signature pages of this Registration Statement)

Item 9. Undertakings.

a. The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (1)(i) and (1)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

b. The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

c. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Roseland, State of New Jersey, on November 10, 2010.

AUTOMATIC DATA PROCESSING, INC.
By:	/s/ Gary C. Butler
Name: Gary C. Butler Title: President and Chief Executive Officer

POWER OF ATTORNEY

The officers and directors of Automatic Data Processing, Inc. whose signatures appear below hereby constitute and appoint Gary C. Butler and Michael A. Bonarti, and each of them (with full power to each of them to act alone), their true and lawful attorneys-in-fact, with full powers of substitution and resubstitution, to sign and execute on behalf of the undersigned any and all amendments, including post-effective amendments, to this Registration Statement, and to file the same, with exhibits thereto, and other documents in connection therewith, with the Commission, and each of the undersigned does hereby ratify and confirm all that said attorneys-in-fact shall do or cause to be done by virtue thereof.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed below on November 10, 2010 by the following persons in the capacities indicated.

Signature	Title
/s/ Gary C. Butler	President and Chief Executive Officer, Director (Principal Executive Officer)
(Gary C. Butler)
/s/ Christopher R. Reidy	Chief Financial Officer (Principal Financial Officer)
(Christopher R. Reidy)

Signature	Title
/s/ Alan Sheiness	Corporate Controller (Principal Accounting Officer)
(Alan Sheiness)
/s/ Gregory D. Brenneman
(Gregory D. Brenneman)	Director
/s/ Leslie A. Brun
(Leslie A. Brun)	Director
/s/ Leon G. Cooperman
(Leon G. Cooperman)	Director
/s/ Eric C. Fast
(Eric C. Fast)	Director
/s/ Linda R. Gooden
(Linda R. Gooden)	Director
/s/ R. Glenn Hubbard
(R. Glenn Hubbard)	Director
/s/ John P. Jones
(John P. Jones)	Director
/s/ Sharon T. Rowlands
(Sharon T. Rowlands)	Director
/s/ Enrique T. Salem
(Enrique T. Salem)	Director
/s/ Gregory L. Summe
(Gregory L. Summe)	Director

EXHIBIT INDEX

Exhibit Number	Description

3.1
Amended and Restated Certificate of Incorporation of the Company (incorporated by reference to Exhibit 3.1 to the Company’s Registration Statement No. 333-72023 on Form S-4 filed with the Commission on February 9, 1999)

3.2	Amended and Restated By-laws of the Company (incorporated by reference to Exhibit 3.2 to the Company’s Current Report on Form 8-K dated November 13, 2007)
4.1	Form of the Company’s Common Stock certificate (incorporated by reference to Exhibit 4.4 to Registrant’s Registration Statement on Form S-3 filed with the Commission on January 21, 1992)
5.1	Opinion of Michael A. Bonarti, Esq.
10.1
Amended and Restated Employees’ Savings-Stock Purchase Plan (incorporated by reference to Appendix A to the Proxy Statement for the Company’s 2010 Annual Meeting of Shareholders filed with the Commission on September 24, 2010)

23.1	Consent of Michael A. Bonarti, Esq. (included in Exhibit 5.1)
23.2	Consent of Deloitte & Touche LLP
24.1	Power of Attorney (included in the signature pages of this Registration Statement)